Exhibit 21.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities of Leju Holdings Limited

Place of Incorporation

Subsidiaries

Branco Overseas Ltd	British Virgin Islands
E-House China (Tianjin) Holdings Ltd.	British Virgin Islands
E-House Property Consultancy Ltd.	British Virgin Islands
E-House International Property Consultancy Ltd.	Hong Kong
E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd.	PRC
China E-Real Estate Holdings Ltd.	British Virgin Islands
China E-Real Estate Group Ltd.	Hong Kong
Shanghai Yi Yue Information Technology Co., Ltd.	PRC
China Online Housing Technology Corporation	Cayman Islands
China Online Housing (Hong Kong) Co., Limited	Hong Kong
Shanghai Xiangle Information Technology Limited	PRC
Shanghai SINA Leju Information Technology Co., Ltd.	PRC
Shanghai Fangxin Information Technology Co., Ltd.	PRC
Omnigold Holdings Ltd.	British Virgin Islands
China Commercial Real Estate Group Ltd.	British Virgin Islands
China Real Estate Business Group Ltd.	Hong Kong
Beijing Maiteng Fengshun Science and Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities

Shanghai Yi Xin E-Commerce Co., Ltd.	PRC
Beijing Xunjie Yixin E-Commerce Limited	PRC
Beijing Yisheng Leju Information Services Co., Ltd.	PRC
Beijing Jiajujiu E-Commerce Co., Ltd.	PRC
Beijing Jiajujiu Decorations Co., Ltd.	PRC
Beijing Yisheng Leju Internet Technology Co., Ltd.	PRC